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                                                                    Exhibit 99.2

(LOGO)                                         Vertex Communications Corporation
                                                         2600 N. Longview Street
                                                       Kilgore, Texas 75662-6842
                                                                    903/984-0555



                                  NEWS RELEASE


                        VERTEX COMMUNICATIONS CORPORATION
                     POSTPONES ANNUAL SHAREHOLDERS' MEETING


         17 December 1999, Kilgore, Texas - Vertex Communications Corporation (NYSE-VTX) announced today that its Board of Directors has postponed the Annual Shareholders' Meeting originally scheduled for Thursday, January 27, 2000. The meeting is currently scheduled for Friday, February 25, 2000, and the record date for shareholders will be January 7, 2000. The time and location for the meeting will be announced at a later date.

         As previously announced, Vertex Communications Corporation and TriPoint Global Communications Inc. entered into a definitive agreement under which TriPoint commenced a tender offer to purchase all of the outstanding shares of Common Stock of Vertex for $22.00 per share. The tender offer was originally scheduled to expire on December 16, 1999. However, Vertex and TriPoint have agreed to extend the offer until 5:00 p.m., New York City time, on January 14, 2000 in order to respond to an additional document request by the Antitrust Division of the Department of Justice relating to the offer. The Company has decided to postpone the Annual Shareholders' Meeting pending the expiration of the extended tender offer period.

FOR MORE INFORMATION CALL:
J. REX VARDEMAN, PRESIDENT AND CEO OR
JAMES D. CARTER, CHIEF FINANCIAL OFFICER
VERTEX COMMUNICATIONS CORPORATION
AT 903/984-0555